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                                                                      Exhibit 21


                RGS ENERGY GROUP, INC AND SUBSIDIARY COMPANIES
                    (Name changed from RG&E HOLDINGS, INC.)
                        SUBSIDIARIES OF THE REGISTRANT




Name of Company                                   State of Organization
---------------                                   ---------------------

Rochester Gas and Electric Corporation            New York
(formerly Rochester Railway and Light
Company)

Energetix, Inc. (Note 1)                          New York






Note 1: Energetix owns Griffith Oil Company. Griffith Oil Company owns Stanbury Propane, Clark Oil, Bobbett Gas Service, Burnwell(R) Gas, AllEnergy - New York Fuels Division Companies, Yaw Oil, Tricounty Energy, Frey and Campbell, Inc., Rutgers Group, Inc. and Glo Gas Service of Rome, Inc.